David E. Coffey                3651 Lindell Rd., Suite H, Las Vegas, NV 89103

Certified Public Accountant      702-871-3979

United States Securities and Exchange Commission:

     I have reviewed the Current Report on Form 8-K prepared by Design Products, Inc., dated September 15, 2000, concerning the matter of Item No. 4: 'Changes In Registrant's Certifying Accountant'. I audited the financial statements of Design Products, Inc. (the 'Company') for the period August 8, 1993 (date of inception of the Company) through December 31, 1998.

     In my opinion, the Company's December 31, 1998 financial statements presented fairly, in all material respects, the financial position of the Company as of that date. There were no disagreements between the Company and myself on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure which would require disclosure in the Company's Current Report on Form 8-K. My report on the Company's financial statements for the period from August 8, 1993 to December 31, 1998 contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

September 15, 2000                             /s/ David Coffey, C.P.A.
                                              _________________________
                                                  David Coffey, C.P.A.